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           ATRIUM COMPANIES AND WING INDUSTRIES COMPLETE COMBINATION
             WITH AN AGGREGATE VALUE OF APPROXIMATELY $325 MILLION

DALLAS, October 7, 1998--Atrium Companies, Inc., a leading domestic manufacturer and distributor of residential windows and patio doors, today announced that it has completed its previously announced combination with Wing Industries, Inc., a leading manufacturer of interior door products, and R.G. Darby Company, a premium building material installer. As a result of the combination, G.E. Investment Private Placement Partners II, L.P. and Ardshiel, Inc., a New York-based investment firm specializing in investing private equity and debt in mid-sized transactions, which control Wing and Darby, acquired a controlling stake in Atrium from Hicks, Muse, Tate & Furst Incorporated. Members of Atrium's, Wing's and Darby's management hold an equity stake of approximately 15% in the combined company. The aggregate value of the transaction, including the acquisition and recapitalization of Atrium and the recapitalizations of Wing and Darby, was approximately $325 million.

On October 9, 1998, as required under Atrium's 10-1/2% Senior Subordinated Notes indenture, Atrium commenced a change of control offer to purchase the Notes at 101% plus accrued and unpaid interest to the date of purchase.

The combined company will be one of the five largest door and window companies in the United States based on revenues and one of a limited number of national, full-service providers of door and window products. The combined company will have access to multiple broad distribution channels covering the entire U.S., including independent distributors and nationally recognized home centers.

Randall S. Fojtasek, President and Chief Executive Officer of Atrium, will hold the same position with the combined company. Mr. Fojtasek said:
"Atrium, Wing and Darby are an ideal strategic fit, with complementary product lines and distribution channels, and with virtually no geographic overlap. We believe the combined enterprise will be exceptionally well-positioned to serve our customers' needs, to build brand equity and to achieve our growth objectives."

Daniel T. Morley, President of Ardshiel, noted: "One of the key positives of this transaction is the opportunity to combine two strong and deep management teams. The breadth of experience across a wide range of home building materials markets will enable the combined company to benefit from the collective knowledge and savvy of one new combined management group."

The combination creates a national building materials company with revenues of approximately $400 million, with more than 20 facilities throughout the U.S. and approximately 3,000 employees. By combining Atrium's strength in the single-family home new construction market with Wing's presence in the repair and remodeling market and Darby's focus on the multi-family new construction segment, the combined company will have a strong presence in all major

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distribution channels for doors and windows. Additionally, numerous cross-selling opportunities exist within each of the individual companies' respective markets.

Atrium manufacturers aluminum, vinyl and wood windows and doors, which it sells under the highly recognized "Atrium" and "H-R" brand names. Atrium is one of the two largest aluminum window manufacturers in its primary markets, which include the fast-growing southern, southeastern and southwestern regions of the United States. Headquartered in Dallas, TX, Atrium also has operations in Houston, TX; Phoenix, AZ; Las Vegas, NV; Portland, OR; Anaheim, CA; Union City, CA; Clinton, MA; and Bridgeport, CT.

Wing manufactures and distributes a full range of interior solid wood and hollow core bifold and passage doors, and also distributes exterior doors and columns. Wing offers the broadest product line of interior wood doors in the industry and is a leading provider of interior doors to the home center industry in the United States. Headquartered in Greenville, TX, Wing has operations in Mt. Pleasant, TX; Chicago, IL; Allentown, PA; and Cleveland, OH. Wing is currently opening a facility in Charlotte, NC.

R.G. Darby, headquartered in Florence, AL, pre-hangs, distributes and installs interior doors, and distributes and installs other products primarily in high-end, multi-family real estate developments.